EXHIBIT 21.1
List of Subsidiaries

1. China Fire Protection Group, Inc.
2. Sureland Industrial Fire Safety Limited
3. Beijing Hua An Times Fire Safety Technology Co., Ltd.
4. Sureland Industrial Fire Equipment Co., Ltd.
5. Tianjin Tianxiao Fire Safety Equipment Co., Ltd.